AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON JULY 21, 2000

                           REGISTRATION NO. 333-_____

 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                         MANCHESTER EQUIPMENT CO., INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    NEW YORK

                   ------------------------------------------
         (State or other Jurisdiction of Incorporation or Organization)

                                   11-2312854

                     ---------------------------------------
                     (I.R.S. Employer Identification Number)

                   160 Oser Avenue, Hauppauge, New York 11788
                                 (631) 435-1199
          ------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               Barry R. Steinberg
                      President and Chief Executive Officer

                          Manchester Equipment Co, Inc.
                                 160 Oser Avenue
                            Hauppauge, New York 11788
                                 (631) 435-1199
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                               David E. Paseltiner
                         Jaspan Schlesinger Hoffman LLP
                              300 Garden City Plaza
                           Garden City, New York 11530

            ---------------------------------------------------------

Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                  --------------------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
 Title of Securities to be      Amount to       Proposed Maximum    Proposed Maximum Aggregate        Amount of
         Registered           be Registered      Offering Price(1)            Offering Price(1)       Registration Fee
 ----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.     105,786            $5.125                 $542,153                   $143
=============================================================================================================

     (1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457 under the Securities Act of 1933, based upon the average of the reported high and low sales prices of the Common Stock on the NASDAQ National Market on July 20, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   Subject to Completion, Dated July 21, 2000

                                   PROSPECTUS

                                 105,786 Shares

                         MANCHESTER EQUIPMENT CO., INC.

                                  COMMON STOCK

         On March 15, 2000, we issued an aggregate of 105,786 shares of our common stock in connection with our acquisition of Coastal Office Products, Inc., a Maryland corporation, which occurred on January 2, 1998. We issued these shares to Coastal's former shareholders. This prospectus relates to the public offering, which will not be underwritten, of these shares.

         The shares of common stock being offered by the selling shareholders may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions. The selling shareholders directly, or through agents or dealers designated from time to time, may sell the common stock offered by them at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of these shares.

         Our common stock is listed on the Nasdaq National Market under the symbol "MANC." On July 20, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $5.0625 per share.

                           --------------------------

                  Investing in our common stock involves risks.

                     See "Risk Factors" beginning on page 6.

                           ---------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined that this prospectus is truthful or complete. It's illegal for anyone to tell you otherwise.

                  The date of this Prospectus is _______, 2000.

                                TABLE OF CONTENTS

                                      Page
 Special Note Regarding Forward-Looking Statements...................      2
 Where You Can Find More Information About Us .......................      3
 Incorporation of Certain Documents by Reference ....................      3
 Our Company.........................................................      4
 Risk Factors........................................................      6
 Use of Proceeds.....................................................     13
 Selling Shareholders.................................................    13
 Plan of Distribution.................................................    14
 Legal Matters........................................................    15
 Experts..............................................................    15

                                   ----------

     In this prospectus and any prospectus supplement, the terms "Manchester," the "company," "we," "us," and "our" refer to Manchester Equipment Co., Inc.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Our Company," "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

         Although   we  believe   that  the   expectations   reflected   in  the
forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

         Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials by mail from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain further information on the operation of the public reference rooms, by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site containing reports, proxy statements and other information regarding registrants that file electronically. The address of that Web site is http://www.sec.gov.

         We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 to register the Common Stock covered by this prospectus. This prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information about Manchester and the Common Stock, you should refer to the Registration Statement and its exhibits, copies of which may be inspected and copied at the public reference facilities of the SEC referred to above.

         We also furnish our stockholders with annual reports containing audited financial statements, quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year and proxy material for our annual meetings.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. Under the SEC's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below. We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

o    Our Annual Report on Form l0-K for the fiscal year ended July 31, 1999,

o    Our Annual Report on Form l0-K/A for the fiscal year ended July 31, 1999,

o our Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 1999, January 31, 2000, and April 30, 2000,

o the description of our common stock contained in our Registration Statement on Form S-1 dated October 3, 1996, and

o any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the common stock offered by them pursuant to this prospectus.

     You may obtain a copy of these filings, at no cost, by writing or calling us at the following address: Manchester Equipment Co., Inc., 160 Oser Avenue, Hauppauge, New York 11788, (631) 435-1199, Attention: Veronica Laskowski, Investor Relations. Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

         The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

                                   OUR COMPANY

         Manchester is an integrator and reseller of computer hardware, software and networking products, primarily for commercial customers. We offer our customers single-source solutions customized to their information systems needs by integrating its analysis, design and implementation services, which are "value-added" services, with hardware, software, networking products and peripherals from leading vendors. Over the past 26 years, the Company has forged long-standing relationships with both customers and suppliers and capitalized on the rapid developments in the computer industry, including the shift toward client/server-based platforms. To date, most of our revenue has been derived from product sales.

         Our marketing focus is on mid- to large-sized companies, which have become increasingly dependent upon complex information systems in an effort to gain competitive advantages. While many of these companies have the financial resources to make the required capital investments in information systems, often they do not have the necessary information technology personnel to design, install or maintain complex systems or to incorporate the continuously evolving technologies. As a result, these companies are turning to independent third parties to procure, design, install, maintain and upgrade their information systems.

         We offer our customers a variety of value-added services, such as consulting, integration and support services, together with a broad range of computer and networking products from leading vendors. Consulting services include systems design, performance analysis, and migration planning. Integration services include product procurement, configuration, testing and systems installation and implementation. Support services include network management, "help-desk" support, and enhancement, maintenance and repair of computer systems. Most of the Company's revenues are derived from sales to customers located in the New York Metropolitan area, with approximately 60% of the Company's revenue generated from our Long Island and New York City offices.

         On February 16, 2000, we launched our enhanced website and electronic commerce system. This new site, located at www.e-manchester.com, allows both existing customers, corporate shoppers and others to find product specifications, compare products, check price and availability and place and track orders quickly and easily, 24 hours a day, 7 days a week. In addition, on June 25, 1999, we announced the launch of a new consumer products on-line super store, Marketplace4U.com. This site offers products in categories such as consumer electronics, automotive accessories, and outdoor and camping equipment from its main and outlet stores. The main store offers top brand products at competitive prices; the outlet store offers top name brand factory refurbished, warranteed products at even greater savings.

         Manchester was incorporated in New York in 1973 and has seven active wholly-owned subsidiaries:

     * Manchester International, Ltd., a New York corporation, which sells computer hardware, software and networking products to resellers domestically and internationally;

     * ManTech Computer Services, Inc., a New York corporation, which identifies and provides temporary information technology positions and solutions for commercial customers;

     * Electrograph Systems, Inc., a New York corporation, which distributes microcomputer peripherals throughout the United States;

     * Coastal Office Products, Inc., a Maryland corporation, which is an integrator and reseller of computer products in the Baltimore, Maryland area;

     * Marketplace4U.com, Inc., a New York corporation, which is an online superstore that offers a wide range of brand name products to consumers; and

     * Texport Technology Group, Inc., a New York corporation, and Learning Technology Group, LLC, a New York limited liability company, both of which are value-added resellers of computer services and peripherals to companies and educational institutions in the Rochester, New York area.

         Our  principal   executive  office  is  located  at  160  Oser  Avenue,
Hauppauge, New York 11788, our telephone number is (631) 435-1199, and the address of our Web site is www.e-manchester.com. We do not intend the information found on our Web site to be a part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We may be adversely affected by changing industry conditions and decreasing operating margins in sales of products.

         The computer industry is characterized by a number of potentially adverse business conditions, including pricing pressures, evolving distribution channels, market consolidation and a potential decline in the rate of growth in sales of personal computers. Heightened price competition among various hardware manufacturers has resulted in reduced per unit revenue and declining gross profit margins. As a result of the intense price competition within our industry, we have experienced increasing pressure on our gross profit and operating margins with respect to our sale of products. Our inability to compete successfully on the pricing of products sold, or a resumption of the decline in our gross margins of products sold due to adverse industry conditions or competition, may have a material adverse effect on our business, financial condition and results of operations.

Our growth strategy involves risks related to increasing our service revenue, expanding our operations, managing our growth and hiring and retaining skilled personnel. Our failure with respect to one or more of these risks could materially adversely affect our growth rate, prospects, and business.

         An integral part of our strategy is to increase the revenue generated by selling value-added services, such as analysis, design and implementation services. These services generally provide higher operating margins than those associated with the sale of products. We can't predict whether we will be successful in increasing our focus on providing value-added services, and the failure to do so may have a material adverse effect on our results of operations and financial condition.

         Our strategy also includes expanding our presence in the New York metropolitan area by increasing our sales and service capabilities in our New York City office and enlarging its sales, service and training capabilities at our Long Island headquarters as well as expanding geographically into growing business centers in the eastern half of the United States. We can't assure you that the expansion of our New York metropolitan area operations will increase profits generated by such operations, that the opening of new offices will prove profitable, or that these expansion plans will not substantially increase future capital expenditures or other expenditures. The failure of this component of our strategy may materially adversely affect our results of operations and financial condition.

         To date, our success has been based primarily upon sales in the New York Metropolitan area. Our strategy, encompassing the expansion of service offerings, the expansion of existing offices and the establishment of new regional offices, has challenged and will continue to challenge our senior management and infrastructure. We can't predict our ability to respond to these challenges. If we fail to effectively manage our planned growth, there may be a material adverse effect on our growth rate, prospects, results of operations and financial condition.

          In addition, the success of our strategy depends in large part upon our ability to identify, attract, hire, develop, motivate and retain highly skilled technical personnel and sales representatives, including independent sales representatives, in a very competitive labor market. Our ability to grow our service offerings has been somewhat limited by a shortage of qualified personnel, and we can't assure you that we will be able to hire and retain such skilled personnel and representatives. The loss of a significant number of our existing technical personnel or sales representatives, difficulty in hiring or retaining additional technical personnel or sales representatives, or reclassification of our sales representatives as employees, may have a material adverse effect on our business, growth rate and financial condition.

If we are unable to successfully compete in the computer industry, our business could be materially adversely affected.

         The computer industry is characterized by intense competition. We directly compete with local, regional and national systems integrators, value-added resellers and distributors as well as with certain computer manufacturers that market through direct sales forces and/or the Internet. The computer industry has recently experienced a significant amount of consolidation through mergers and acquisitions, and manufacturers of personal computers may increase competition by offering a range of services in addition to their current product and service offerings. In the future, we may face further competition from new market entrants and possible alliances between existing competitors. In addition, certain suppliers and manufacturers may choose to market products directly to end users through a direct sales force and/or the Internet rather than or in addition to channel distribution, and may also choose to market services, such as repair and configuration services, directly to end users. Some of our competitors have, or may have, greater financial, marketing and other resources, and may offer a broader range of products and services, than us. As a result, they may be able to respond more quickly to new or emerging technologies or changes in customer requirements, benefit from greater purchasing economies, offer more aggressive hardware and service pricing or devote greater resources to the promotion of their products and services. We may not be able to compete successfully in the future with these or other current or potential competitors. Competition may result in reduced revenues, and may cause the Company to reduce its prices, which, in turn, could reduce profits. As a result, our results of operations and financial condition may be materially adversely affected.

The loss of senior management could materially adversely affect our business.

         We are highly dependent upon the services of the members of our senior management team, particularly Barry R. Steinberg, the Company's founder, Chairman of the Board, President and Chief Executive Officer, and Joel G.
Stemple, Ph.D., the Company's Executive Vice President. We have an employment agreement with Dr. Stemple, but do not have an employment agreement with Mr. Steinberg. The loss of either member of our senior management team may have a material adverse effect on our business. While we are the beneficiary under insurance policies on the lives of Mr. Steinberg and Dr. Stemple in the amounts of $1.3 million and $700,000, respectively, we cannot assure you that the proceeds of these insurance policies will be adequate to compensate us for the loss of services of either of these key executives.

Our business is geographically concentrated and is therefore subject to regional economic downturns, which could adversely affect our results of operations.

         Our operations and customers are principally located in the eastern United States. Therefore, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and severe weather conditions. In addition, as we expand in our existing markets, opportunities for growth within these regions will become more limited. We cannot assure you that we will grow enough in other markets to lessen our regional geographic concentration.

We are dependent on our sales to computer resellers and value added resellers, a reduction in which could adversely affect our ability to obtain volume discounts, resulting in an adverse affect on our results of operations.

         Our profitability has been positively affected by our ability to obtain volume discounts from certain manufacturers, which has been dependent, in part, upon our ability to sell large quantities of products to computer resellers, including value added resellers. Our sales to resellers have been made at profit margins generally less favorable than our sales directly to commercial customers. Our inability to sell products to computer resellers and thereby obtain the desired volume discounts from manufacturers or to expand our sales to commercial customers sufficiently to offset our need to rely on sales to computer resellers may have a material adverse effect on our financial condition and results of operations.

We are dependent on our relationships with major manufacturers, the loss of which could limit our ability to source sufficient quantities of merchandise or increase the price we have to pay for merchandise, which, in either case, could adversely affect our revenue and profits.

         Our business is dependent upon our relationships with major manufacturers in the computer industry. Our top four vendors accounted for approximately 21%, 10%, 6% and 6%, respectively, of our total product purchases for the year ended July 31, 1999. Our top three vendors accounted for approximately 24%, 13% and 11%, respectively, of our total product purchases for the year ended July 31, 1998. Our top two vendors accounted for approximately 17% and 15%, respectively, of total product purchases for the year ended July 31, 1997. Many aspects of our business are affected by our relationships with major manufacturers, including product availability, pricing and related terms, and reseller authorizations.

         The increasing demand for personal computers and ancillary equipment has resulted in significant product shortages from time to time, because manufacturers have been unable to produce sufficient quantities of certain products to meet demand. We can't predict that manufacturers will maintain an adequate supply of these products to satisfy all the orders of our customers or that, during periods of increased demand, manufacturers will provide products to us, even if available, or at discounts previously offered to us. In addition, we can't assure you that the pricing and related terms offered by major manufacturers will not adversely change in the future. Our failure to obtain an adequate supply of products, the loss of a major manufacturer, the deterioration of our relationship with a major manufacturer or our inability in the future to develop new relationships with other manufacturers may have a material adverse effect on our revenues and results of operations.

         Certain manufacturers offer market development funds, cooperative advertising and other promotional programs to systems integrators, distributors and computer resellers. We rely on these funds for many of our advertising and promotional campaigns. The dollar amounts of these funds that we received for the fiscal years ended July 31, 1997, 1998 and 1999 were $521,000, $623,000 and $380,000, respectively. In recent years, manufacturers have generally reduced their level of support with respect to these programs, which has required us to increasing spending of our own funds to obtain the same level of advertising and promotion. If manufacturers continue to reduce their level of support for these programs, or discontinue them altogether, we would have to further increase our advertising and promotion spending, which may have a material adverse effect on our results of operations.

We may be adversely affected if we are unable to successfully manage our inventory.

         The computer industry is characterized by rapid product improvement and technological change. This results in relatively short product life cycles and rapid product obsolescence, which can place inventory at considerable valuation risk. Certain of our suppliers provide price protection to us, which is intended to reduce the risk of inventory devaluation due to price reductions on current products. Price protection means that if a supplier lowers its prices on goods that we recently purchased from the supplier, we will receive a credit from the supplier reflecting the difference between the price we paid and the reduced price. Generally, price protection is available only with respect to products that we have in our inventory, and not to products that we sold prior to the price reduction. Certain of our suppliers also provide stock balancing to us, which means that we are able to return unsold inventory to a supplier as a partial credit against payment for new products. There are often restrictions on the dollar amount of inventory that we can return at any one time. Price protection and stock balancing may not be available to us in the future, and, even if available, these measures may not provide complete protection against the risk of excess or obsolete inventories. Although we maintain a sophisticated proprietary inventory management system, we can't assure you that we will continue to successfully manage our existing and future inventory. Our failure to successfully manage our current or future inventory may result in our being unable to satisfy our customers' demands for various products, or our having to carry inventory that we are unable to sell at a profit, either of which could have a material adverse effect on our financial condition and results of operations.

If we do not adapt to rapid technological change, we will not be competitive in the marketplace.

         The markets for our products and services are characterized by rapidly changing technology and frequent introduction of new hardware and software products and services. This may render many existing products and services noncompetitive, less profitable or obsolete. Our continued success will depend on our ability to keep pace with the technological developments of new products and services and to address increasingly sophisticated customer requirements. Our success will also depend upon our abilities to address the technical requirements of our customers arising from new generations of computer technologies, to obtain these new products from present or future suppliers and vendors at reasonable costs, to educate and train our employees as well as our customers with respect to these new products or services and to integrate effectively and efficiently these new products into both our internal systems and systems developed for our customers. We may not be successful in identifying, developing and marketing product and service developments or enhancements in response to these technological changes. Our failure to respond effectively to these technological changes may have a material adverse effect on our growth rate, prospects, financial condition and results of operations.

We may not be successful in making acquisitions, which could adversely affect our future growth.

         Our strategy envisions that part of our future growth will come from making acquisitions consistent with our strategy. There can be no assurance that we will be able to identify suitable acquisition candidates and, once identified, to negotiate successfully their acquisition at a price or on terms and conditions favorable to us, or to integrate the operations of such acquired businesses with our operations. Certain of these acquisitions may be of significant size and may include assets that are outside our geographic territories or are ancillary to our core business strategy.

The price of our stock is subject to volatility and the market price could fall below the price you paid for your shares. As a result, you may lose all or part of your investment.

         The market price of our common stock has been volatile and subject to wide fluctuations, and could decline below the price paid to the selling shareholders. Specific factors relating to our business or broad market fluctuations may materially adversely affect the market price of our common stock. The trading price of our common stock could be subject to wide fluctuations in response to numerous factors, such as:

     *    actual or anticipated  variations in quarterly  operating  results,

     * announcements of technological innovations, new products or services by us or our competitors,

     *    changes in financial estimates and forecasts by securities analysts;

     * changes in the market valuations of other computer integrators and resellers,

     * announcements that we will make significant acquisitions or form strategic partnerships,

     *    general conditions in the computer industry,

     *    changes in earnings
          estimates by securities analysts,  and

     *    other events or factors, many of which are beyond our control.

In addition, the stock market in general and the Nasdaq National Market in particular have experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology companies and which have often been unrelated or disproportionate to the operating performance of such companies. Our revenue or operating results in future quarters may be below the expectations of securities analysts and investors. In such an event, the price of our common stock would likely decline, perhaps substantially. As a result, you could lose part or all of your investment. During the twelve-month period ended June 30, 2000, the closing price of our common stock ranged from a high of $9.125 per share to a low of $2.25 per share and ended that period at $4.875 per share.

Our revenues and operating results are subject to quarterly fluctuations, which may adversely affect our financial results and stock price.

         Our quarterly revenues and operating results have varied significantly in the past and we expect that they will continue to do so in the future. Quarterly revenues and operating results generally fluctuate as a result of the demand for our products and services, the introduction of new hardware and software technologies with improved features, the introduction of new services by us and our competitors, changes in the level of our operating expenses, competitive conditions and economic conditions. In particular, we have increased our fixed operating expenses, including a significant increase in personnel, as part of our strategy to increase our focus on providing systems integration and other higher margin and value-added services. As a result, we believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance, and the results of any quarterly period are not indicative of results to be expected for a full fiscal year. If we do not accurately predict our sales and revenues, we may not appropriately adjust our spending which could have a negative impact on our financial results and stock price. In addition, if our business results do not meet analysts' predictions or the market's expectations, then our stock price may decline. As a result, you could lose part or all of your investment.

We may not be successful in increasing our Internet presence, which could adversely affect our growth rate and prospects.

         We have made, and expect to continue to make, significant investments and improvements in our e-commerce capabilities. However, sales on the Internet are subject to intense competition. Some of our competitors have, or may have, greater financial, marketing and other resources, and may offer a broader range of products and services, than we do. In addition, because use of the Internet for the purpose of selling goods and services is still in a relatively early stage of development, there is no guarantee that use of the Internet for such purchases will become widespread. Customer concerns about privacy and security may hinder the growth of such Internet sales.

         Moreover, to date revenue from Marketplace4U.com has been immaterial. While we have entered into a number of strategic alliances in an effort to increase consumer traffic to this site, these alliances may not result in increased revenues or profits. In addition, we may be unable to develop new alliances and may be unsuccessful in renewing existing alliances or, if they are renewed, it may be at a higher cost.

         Accordingly, we cannot assure you that we will be successful in enhancing and increasing our business though our expanded Internet presence. Our inability to do so may have a material adverse affect on our growth rate and prospects.

The outcome of the Microsoft anti-trust case may delay or otherwise affect the introduction and distribution of Microsoft products, which may have a material adverse affect on our results of operations.

         Most of the personal computers we sell utilize operating systems developed by Microsoft Corporation. The United States Department of Justice has brought an antitrust action against Microsoft, which could delay the introduction and distribution of Microsoft products. The potential unavailability of Microsoft products may have a material adverse effect on our business, results of operations and financial condition.

Our ownership is concentrated, which may adversely affect the market price of our stock.

         Barry R. Steinberg, our Chairman of the Board, President and Chief Executive Officer, owns approximately 57% of the outstanding shares of Common Stock. As a result, he has sufficient voting power to control all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Such concentration of ownership may delay, defer or prevent a change in control, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to take control of us. This could, in turn, adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

         All of the shares of common stock offered pursuant to this prospectus are being offered by the selling shareholders listed under "Selling Shareholders." We will not receive any proceeds from sales of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

         The shares of common stock being offered by the selling shareholders were issued to the selling shareholders by Manchester in a transaction exempt from registration under the Securities Act. The following table sets forth the number of shares owned by each of the selling shareholders. The selling shareholders have been officers and employees of our wholly-owned subsidiary, Coastal Office Products, Inc., since prior to our acquiring it on January 2, 1998. The information set forth below is based on information provided by or on behalf of the selling shareholders. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

-----------------------------------------------------------------------------------------------------------------------------------
Name of Selling Shareholder     Number of Shares            Shares           Shares Owned Upon
                                Beneficially Owned          Being Offered    Completion of the
                                Prior to the Offering(1)                     Offering(2)


------------------------------------------------------------------------------------------------------------------------------------

Bruce Clasing                      62,893                     52,893            10,000


Harold Clasing                     62,893(3)                   52,893           10,000(3)

-----------
(1) This registration statement also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction made without the receipt of consideration and which results in an increase in the number of Manchester's outstanding shares of common stock.

(2) Assuming all of the shares being registered are sold in the offering and no additional shares of Common Stock are bought or sold by any selling shareholder. We make this assumption due to the fact that the actual amount of shares that will be held by the selling shareholders after completion of this offering is not known at this time. The selling shareholders may offer all, some or none of the shares, and there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.

(3) Does not include 100 shares of common stock issued in the name of Harold Clasing as Custodian for Nicholas H. Clasing, Mr. Clasing's son. Mr. Clasing disclaims beneficial ownership of these shares.

                              PLAN OF DISTRIBUTION

         We are registering 105,786 shares (the "Shares") on behalf of certain selling shareholders. All of the Shares were originally issued by us in connection with our acquisition of Coastal. The selling shareholders named in the table above and pledgees, donees, transferees or other successors-in-interest selling Shares received from a named selling shareholder as a gift or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the Shares from time to time. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares directly to other purchasers, or to or through dealers or agents. To the extent required, a prospectus supplement with respect to the Shares will set forth the terms of the offering of the Shares, including the name(s) of any dealer or agents, the number of Shares to be sold, the price of the Shares, any underwriting discount or other items constituting underwriters' compensation.

         The Shares may be sold from time to time directly by the Selling Shareholders or, alternatively, through broker-dealers or agents. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange for quotation services on which the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions other than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with sales of the Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell the Shares short and deliver such Shares to close out such short positions, or loan or pledge such Shares to broker-dealers that in turn may sell Shares. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Regulation S of the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

         The Selling Shareholders and any underwriters, broker-dealers, or agents that participate in the sale of the Shares may be deemed "underwriters" as defined by the Securities Act.

         If a dealer is used in the sale of any common stock where this prospectus is delivered, the Selling Shareholders may sell the Shares to the public at varying prices to be determined by such dealer and at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

         In connection with the sale of the Shares, dealers or agents may receive compensation from the Selling Shareholders or from purchasers of such Shares for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the Shares may be deemed to be underwriters, and any compensation received by them and any profit on the resale of Shares by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         Manchester will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the Shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of shares of common stock being offered will be passed upon for us by Jaspan Schlesinger Hoffman LLP, Garden City, New York.

                                     EXPERTS

     The consolidated financial statements and schedule of Manchester Equipment Co., Inc. and subsidiaries as of July 31, 1999 and 1998, and for each of the years in the three-year period ended July 31, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 **************

         We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                 105,786 Shares

                         Manchester Equipment Co., Inc.

                                  Common Stock

                             ----------------------

                                   Prospectus

                             ----------------------



                                 _________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 14.         Other Expenses of Issuance and Distribution

         The following table sets forth the Registrant's estimates (other than the SEC Registration Fee) of the expenses in connection with the distribution of the securities being registered, all of which are to be paid by the Registrant.

SEC Registration Fee .........................................$143
Legal Fees and Expenses.....................................$7,500
Accounting Fees and Expenses................................$7,500
Printing Fees...............................................$1,000
Miscellaneous Expenses .....................................$1,000

Total .....................................................$17,143

 ITEM 15.         Indemnification of Directors and Officers

         Section 722 of the New York Business Corporation Law grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions thereof. Article Ninth of the Registrant's Amended and Restated Certificate of Incorporation provides for indemnification, to the full extent permissible under Section 722 of the New York Business Corporation Law, of all persons the Registrant has the power to indemnify under such Section.

         Registrant maintains directors' and officers' liability insurance coverage with an aggregate policy limit of $5,000,000 of each policy year.

ITEM 16.          Exhibits

Exhibit No.                Description

-----------                -----------

  2.1 Definitive Purchase Agreement among Manchester Equipment Co., Inc., Bruce C. Clasing, Harold B. Clasing, and Coastal Office Products, Inc., dated January 2, 1998 (1)

  5.1          Opinion of Jaspan Schlesinger Hoffman LLP

  23.1         Consent of KPMG LLP

  23.2 Consent of Jaspan Schlesinger Hoffman LLP (included in the opinion of Jaspan Schlesinger Hoffman LLP filed in Exhibit 5.1 hereto)

  24.1 Power of Attorney (included on Page II-4 of this registration statement)

               ----------
(1) Filed as Exhibit 10.12 to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on March 13, 1998.

ITEM 17.          Undertakings

         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York, on July 21, 2000.

                                   MANCHESTER EQUIPMENT CO., INC.
                                           (Registrant)

                                   By:/s/ Barry R. Steinberg

                                   ----------------------------------
                                   Barry R. Steinberg
                                   President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry R. Steinberg, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the dates indicated.

         Name                       Title                              Date
         ----                      -----                               ----

/s/ Barry R. Steinberg              President, Chief Executive     July 21, 2000
-----------------------------       Officer, Chairman of the Board
Barry R. Steinberg                  and Director (Principal
                                    Executive Officer)


/s/ Joel G. Stemple                 Executive Vice President,      July 21, 2000
-----------------------------       Secretary and Director
Joel G. Stemple


/s/ Joseph Looney                   Vice President-Finance         July 21, 2000
-----------------------------       and Chief Financial Officer
Joseph Looney                       (Principal Accounting and
                                     Financial Officer)


/s/ Joel Rothlein                    Director                      July 21, 2000
-----------------------------
Joel Rothlein

/s/ Julian Sandler                  Director                       July 21, 2000
-----------------------------
Julian Sandler

/s/ Bert Rudofsky                   Director                       July 21, 2000
-----------------------------
Bert Rudofsky

/s/ Michael Russell                 Director                       July 21, 2000
-----------------------------
Michael Russell

EXHIBIT INDEX

Exhibit No.                Description

-----------                -----------

5.1                     Opinion of Jaspan Schlesinger Hoffman LLP

23.1                     Consent of KPMG LLP

23.2 Consent of Jaspan Schlesinger Hoffman LLP (included in the opinion of Jaspan Schlesinger Hoffman LLP filed in
                         Exhibit 5.1 hereto)

24.1 Power of Attorney (included on Page II-3 of this registration statement)